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                                                                  EXHIBIT 10.47

                       [CONFIDENTIAL TREATMENT REQUESTED]





                       MANUFACTURING AND SUPPLY AGREEMENT

                                     BETWEEN

                                  CYGNUS, INC.

                                       AND

                        LTS LOHMANN THERAPY SYSTEMS CORP.


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                                TABLE OF CONTENTS


I.       DEFINITIONS

1.1      Active Ingredient
1.2      Active Ingredient Specifications
1.3      Affiliate
1.4      Authority
1.5      Batch
1.6      Calendar Quarter
1.7      Certificate of Analysis
1.8      Commercially Reasonable Efforts
1.9      Commercial Value
1.10     Facility
1.11     GMP
1.12     Manufacturing
1.13     Marketing Authorization
1.14     Packaging
1.15     Preparation for Shipment
1.16     Primary Packaging
1.17     Processing
1.18     Product
1.19     Raw Materials
1.20     Scaling-Up
1.21     Secondary Packaging
1.22     Product Specifications
1.23     Technical Information

II.      ESTABLISHING PRODUCTION, SCALE UP

2.1      Cost of Additional Equipment/ Payments to LTS CORP
2.2      Reimbursement by LTS CORP
2.3      Reimbursement for Scaling Up
2.4      Project Team
2.5      Assumption of all Liabilities by LTS CORP

III.     REGISTRATION OF PRODUCT

3.1      Clinical Studies
3.2      Registration of  Product
3.3      Regulatory Documents
3.4      Specific Manufacturing Know-how


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IV.      REQUIREMENTS AND SUPPLY

4.1      Supply of CYGNUS' Requirements
4.2      Samples
4.3      CYGNUS' Manufacturing Rights
4.4      Artwork and Text
4.5      LTS Corp's Refusal to Supply
4.6      Product Specifications
4.7      Compliance with Specifications
4.8      GMP-Compliance
4.9      Certificates of Analysis
4.10     Transport Packaging and Shipment
4.11     Grant of License


V.       SUPPLY OF ACTIVE INGREDIENT BY CYGNUS

5.1      CYGNUS Contribution
5.2      Active Ingredient Specifications
5.3      LTS Corp's Audit
5.4      Quality Tests
5.5      Replacement of Active Ingredient
5.6      Costs Associated with Storage
5.7      Verification

VI.      FORECASTS, PURCHASE ORDERS

6.1      First Forecast
6.2      Subsequent Forecast
6.3      Purchase Orders
6.4      Purchase Obligation
6.5      Supply Obligation
6.6      Initial Order
6.7      CYGNUS' Liability
6.8      LTS Corp's Supply Deficiency

VII.     PRICE AND PAYMENTS

7.1      Supply Price
7.2      Payment
7.3      Credit in Favor of CYGNUS

VIII.    INTELLECTUAL PROPERTY

8.1      No Rights by Implication
8.2      Patent Infringement


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8.3      CYGNUS Rights for Manufacturing

IX.      REPRESENTATIONS AND WARRANTIES

9.1      Limited Warranty
9.2      Product Adulteration or Misbranding
9.3      No Other LTS CORP Warranties
9.4      CYGNUS' Representations

X.       INDEMNIFICATION

10.1     Indemnification by CYGNUS
10.2     Indemnification by LTS CORP
10.3     Details of Indemnification
10.4     No Punitive Damages

XI.      INSURANCE COVERAGE

11.1     LTS Corp's Product Liability Insurance
11.2     CYGNUS' Product Liability Insurance

XII.     RECALLS, WITHDRAWALS, ADVERSE REACTIONS

12.1     Recalls and Market Withdrawals
12.2     Notices
12.3     Used Products

XIII.    CONFIDENTIALITY

13.1     Definition of Disclosing/ Receiving Party
13.2     Confidential Information
13.3     Exceptions to Confidentiality
13.4     No Copy
13.5     Secure Place
13.6     No Use of Information
13.7     No Disclosure to Third Parties
13.8     No Misuse
13.9     Necessary Use
13.10    No Obligation
13.11    Procedure
13.12    Duration
13.13    Sole Liability


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XIV.     TERM AND TERMINATION

14.1     Term of Agreement
14.2     Termination
14.3     Continuing Obligations

XV.      MISCELLANEOUS

15.1     Information About First Launch
15.2     Assignments
15.3     Dispute Resolution
15.4     Governing Law and Forum
15.5     No Jury Trial
15.6     Force Majeure
15.7     Waiver
15.8     No Other Relationship
15.9     Notices
15.10    Entire Understanding
15.11    Invalidity
15.12    Amendments
15.13    Disclosure
15.14    Counterparts, Headings

EXHIBITS 1-6

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                                       1


                       MANUFACTURING AND SUPPLY AGREEMENT


THIS AGREEMENT, made and effective as of this 30 day of September, 1999 by and between CYGNUS, Inc., a Delaware corporation, having its principal place of business at 400 Penobscot Drive, Redwood City, California 94063, USA ("CYGNUS") and LTS LOHMANN Therapy Systems Corp., a Delaware corporation, having its principal place of business at 21 Henderson Drive, West Caldwell, New Jersey 07006, USA ("LTS CORP"), hereinafter the "Parties".

W I T N E S S E T H:

WHEREAS, CYGNUS manufactures, distributes and sells the Product as hereinafter defined; and

WHEREAS, CYGNUS owns or possesses the rights to the necessary proprietary information related to the Manufacturing of the Product as such terms are defined herein; and

WHEREAS, LTS CORP is presently engaged in the production of similar products and, subject to the terms and conditions of this Manufacturing and Supply Agreement, has the expertise and capacity to Manufacture and supply the Product in the quantities desired by and in accordance with the high standards of quality control of CYGNUS; and

WHEREAS, LTS LOHMANN Therapie-Systeme GmbH (now LTS LOHMANN Therapie Systeme
AG) ("LTS AG"), the parent company of LTS CORP, and CYGNUS entered into a Letter of Intent ("LOI") executed by CYGNUS on April 30, 1998, and by LTS GmbH on May 8, 1998, the terms of which are intended to be superseded by this Agreement; and

WHEREAS, it is the intention of the Parties that, as of the Effective Date of this Manufacturing and Supply Agreement between LTS CORP and CYGNUS, LTS AG will cease to have any liability to CYGNUS in connection with this Agreement; and

WHEREAS, CYGNUS desires to contract with LTS CORP and its Affiliates for the Manufacturing and supply of CYGNUS' requirements of the Product for transportation and sale to certain contract partner(s) worldwide, and LTS
CORP and its Affiliates wishes to supply such requirements as an exclusive third-party manufacturer, upon the terms and conditions hereinafter contained; and

NOW THEREFORE, CYGNUS and LTS CORP, in consideration of the premises and of the mutual promises and covenants hereinafter contained, do each hereby covenant and agree as hereinafter set forth.


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                                       2


I.       DEFINITIONS

1.1      ACTIVE INGREDIENT

Active Ingredient shall mean [CONFIDENTIAL TREATMENT REQUESTED].

1.2      ACTIVE INGREDIENT SPECIFICATIONS

Active Ingredient Specifications shall mean the specifications therefor, as described in EXHIBIT 1.

1.3      AFFILIATE

Affiliate, used in relation to a Party hereto, shall mean

(i) any company or other entity of which such party now or hereafter directly or indirectly owns more than fifty percent (50%) of the stock entitled to vote for the election of directors of such company or otherwise has voting control over such entity; or

(ii) any company or other entity of which such Party has the power to appoint more than half the members of the supervisory board, board of directors or boards legally representing the company or other entity; or

(iii) any company or other entity in which voting control is directly or indirectly held by a parent company or other entity which also holds voting control of, in such Party;

nevertheless and furthermore,

(iv) LTS LOHMANN Therapie-Systeme AG ("LTS AG") shall be deemed to be an Affiliate of LTS CORP for purposes of this Agreement; and

(v) Lohmann GmbH & Co. KG shall not be deemed an Affiliate of LTS CORP for purposes of this Agreement.

1.4      AUTHORITY

Authority shall mean the relevant governmental or regulatory body whose approval is required to sell a Product in a particular country.

1.5      BATCH

Batch shall mean one (1) production lot of Product.


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1.6      CALENDAR QUARTER

Calendar Quarter shall mean the calendar quarters of the year beginning first of January, April, July and October.

1.7      CERTIFICATE OF ANALYSIS

Certificate of Analysis shall mean a certificate issued by LTS CORP or its Affiliates that states the Specifications, indicates the final release test result and ranges, and includes documentation of any Batch deviations.

1.8      COMMERCIALLY REASONABLE EFFORTS

Commercially Reasonable Efforts shall mean those efforts employed by the Parties equivalent to that level of attention and care and providing of funding and personnel that they devote to their other transdermal products of similar commercial potential and at a similar stage of progress of development. For purposes of this Agreement, "commercially reasonable" shall have the same meaning.

1.9      COMMERCIAL VALUE

Commercial Value shall mean the value that can be obtained for equipment in an orderly, non-distressed sale. For a three year period commencing as of the date of the LOI, the Commercial Value of equipment shall conclusively be deemed to be not less than the full amount paid by CYGNUS to LTS AG pursuant to Section 2.1, for items listed as 1, 2, 3 and 10 on EXHIBIT 2.

1.10     FACILITY

Facility shall mean any of the present LTS CORP manufacturing facilities, namely

LTS LOHMANN Therapy Systems Corp., 21 Henderson Drive, West Caldwell, New Jersey 07006, USA.

1.11     GMP

GMP shall mean the current Good Manufacturing Practices applicable to the Manufacturing and Packaging of pharmaceutical products for human use in the country of Manufacturing.

1.12     MANUFACTURING

Manufacturing shall mean the Processing and the Packaging of the Product in accordance with this Agreement; the term "Manufacture" shall be construed accordingly.

1.13     MARKETING AUTHORIZATION


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Marketing Authorization shall mean the document issued by the relevant
Authority granting CYGNUS or its contract partner the right to market a Product in a particular country.

1.14     PACKAGING

Packaging shall mean the Primary Packaging and Secondary Packaging of Product and the term "Packaged" shall be construed accordingly.

1.15     PREPARATION FOR SHIPMENT

Preparation for Shipment shall mean the deinstallation and customization of LTS equipment for the purpose of shipping such equipment from Germany to the West Caldwell, New Jersey, facility.

1.16     PRIMARY PACKAGING

Primary Packaging shall mean the procedure of blistering or sacheting the Products in accordance with this Agreement. The terms "Primary Package" and "Primary Packaged" in this Agreement shall be construed accordingly.

1.17     PROCESSING

Processing shall mean the compounding, component preparation, dyecutting, testing, and any other procedures, or any part thereof, involved in manufacturing the Products in accordance with this Agreement. The terms "Process" and "Processed" in this Agreement shall be construed accordingly.

1.18     PRODUCT

Product shall mean a transdermal therapeutic system manufactured to meet Product Specifications.

1.19     RAW MATERIALS

Raw Materials shall mean the Active Ingredients, excipients, components, labels, labeling, packaging material and shipping containers necessary for the Processing and Packaging of Products as listed in the master batch records.

1.20     SCALING-UP

Scaling-Up shall mean the implementation of Manufacturing of Product in accordance with this Agreement. The term "Scale-Up" shall be construed accordingly.

1.21     SECONDARY PACKAGING

Secondary Packaging shall mean the assembly of the Primary Packaged Product, together


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with any patient leaflet, into an appropriately labeled box in accordance with this Agreement. The terms "Secondary Packaging" and "Secondary Packaged" in this Agreement shall be construed accordingly.

1.22     PRODUCT SPECIFICATIONS

Product Specifications shall mean specifications contained in the US regulatory filing or European dossier used to apply for Marketing Authorization and furnished to LTS CORP by CYGNUS. Those Product Specifications contain the written specifications for the Product including the Raw Materials for the Manufacturing and quality control of Product and its Packaging (Primary Packaged or Secondary Packaged or both), and any and all additions and amendments to the same made by Cygnus after consultation with LTS CORP and conveyed in writing to LTS CORP during the term of this Agreement. The specifications for Product and criteria for the manufacturing process are attached to and made a part of this Agreement as EXHIBIT 1. For purposes of this Agreement, the Product is to be made by LTS CORP or its Affiliates using the process currently employed for bioequivalency lot [CONFIDENTIAL TREATMENT REQUESTED] or processes that do not substantially differ from this process. A process is "substantially different" if it requires additional clinical trials before submission of the process change to regulatory authorities.

1.23     TECHNICAL INFORMATION

Technical Information shall mean all technical information, know-how, discoveries, inventions, processes, formulae and methods that are necessary or useful for the Manufacturing of the Product.

II.      ESTABLISHING PRODUCTION, SCALE UP

2. 1     COST OF ADDITIONAL EQUIPMENT/PAYMENTS TO LTS CORP.

2.1.1 The equipment values and additional charges for establishing Manufacturing of the Product at the LTS CORP site in West Caldwell, New Jersey, USA, are set forth on EXHIBIT 2.

2.1.2 For each item as to which it has given its approval in writing, CYGNUS shall pay to LTS CORP as follows:

(i) [CONFIDENTIAL TREATMENT REQUESTED] upon ordering of the equipment (or upon Preparation for Shipment); and

(ii) [CONFIDENTIAL TREATMENT REQUESTED] upon installation of the equipment; and

(iii) [CONFIDENTIAL TREATMENT REQUESTED] upon completion of the equipment validation.


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2.1.3    In the event LTS CORP determines, prior to placing any orders, that the cost of the items set forth on EXHIBIT 2 will exceed $[CONFIDENTIAL TREATMENT REQUESTED] converted to US dollars as of the conversion rate listed in the Wall Street Journal, National Edition, for May 8, 1998, the second signature date for the LOI) plus [CONFIDENTIAL TREATMENT REQUESTED], it shall give CYGNUS written notice specifying the total costs and the reasons for the excess cost.

2.1.4 LTS CORP shall seek CYGNUS consent to pay any amounts above $[CONFIDENTIAL TREATMENT REQUESTED], which consent shall not be unreasonably withheld to the extent such increases occur for reasons beyond the control of LTS CORP. Under no circumstances shall LTS CORP request CYGNUS to pay, nor shall CYGNUS be obligated to pay, any amount in excess of $[CONFIDENTIAL TREATMENT REQUESTED], plus [CONFIDENTIAL TREATMENT REQUESTED].

2.1.5 To the extent that CYGNUS has made payments to LTS AG pursuant to the LOI, such payments shall be deemed as appropriate payments to LTS CORP for the duties in question. Any outstanding payments shall, from the date of this Agreement, be made to LTS CORP in US dollars.

2.2      REIMBURSEMENT BY LTS CORP.

2.2.1 LTS CORP shall reimburse [CONFIDENTIAL TREATMENT REQUESTED] of the equipment costs paid by CYGNUS to LTS AG OR LTS CORP by reducing the purchase price of the commercial Product, as set forth in EXHIBIT 5 by ten percent (10%) until such time as such equipment costs have been fully reimbursed.

2.2.2 In the event the amount paid by CYGNUS for costs of equipment is not [CONFIDENTIAL TREATMENT REQUESTED] through the purchase price reductions made by LTS CORP and the result is a pay back shortfall ("Pay Back Shortfall"), one of the following shall occur:

2.2.2.1 if the Pay Back Shortfall is the result of a termination of this Agreement that occurs prior to the date of the first commercial launch following the first regulatory approval, LTS CORP shall [CONFIDENTIAL TREATMENT REQUESTED]; or

2.2.2.2 if the Pay Back Shortfall is the result of a quantity of orders which is insufficient to [CONFIDENTIAL TREATMENT REQUESTED] by means of purchase price reductions within
         [CONFIDENTIAL TREATMENT REQUESTED]after launch, LTS CORP shall [CONFIDENTIAL TREATMENT REQUESTED].

2.3      REIMBURSEMENT FOR SCALING UP.

2.3.1 CYGNUS shall [CONFIDENTIAL TREATMENT REQUESTED], including without limitation, Scaling-Up and validation, based on [CONFIDENTIAL TREATMENT

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         REQUESTED] in accordance with the timing and cost schedule for the
         Scaling-Up and validation of Product, for which

2.3.1.1 LTS CORP has submitted to CYGNUS a detailed written breakdown in advance of committing to perform the activities set forth in a written detailed schedule, and

2.3.1.2 LTS CORP has obtained CYGNUS written approval in advance of committing to perform such activities. These reimbursements shall be paid forty-five (45) days after the receipt of an invoice.

2.3.2 A list of activities and proposed remuneration for Scale-Up and Manufacturing is set forth in EXHIBIT 3 hereto.

2.3.3 A timing schedule and detailed description of these activities, which includes the status thereof as of the date of execution of this Agreement, is attached hereto as EXHIBIT 4. This Exhibit may be amended and supplemented, as it may be necessary.

2.4      PROJECT TEAM.

2.4.1 CYGNUS and LTS CORP shall establish a joint project team (the "Project Team") for the purpose of pursuing and supporting the collaboration of the Parties during the period of Scaling-Up the Manufacturing of Product.

2.4.2 Each Party shall appoint a project leader to the Project Team, who shall act as liaison for that Party in matters relating to the Scaling-Up.

2.4.3 The Project Team shall meet as reasonably requested by either of the project leaders to discuss the progress made. Minutes shall be maintained by both Parties for all Project Team meetings and shall be exchanged by the Parties or maintained in such other manner as the Parties may agree.

2.5      ASSUMPTION OF ALL LIABILITIES BY LTS CORP.

2.5.1 LTS CORP hereby assumes all rights and responsibilities of LTS AG pursuant to the LOI.

2.5.2 CYGNUS hereby explicitly consents to such assumption and hereby releases LTS AG from any and all claims arising under or related to the LOI.

III.     REGISTRATION OF PRODUCT

3.1      CLINICAL STUDIES.

All responsibility for any clinical studies shall be borne by CYGNUS or its designee. Nothing in this Agreement shall obligate CYGNUS or its designee to perform any such clinical studies.


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3.2      REGISTRATION OF PRODUCT.

CYGNUS shall own all regulatory registration filings and dossiers, except as provided below. It is anticipated that, in the US, CYGNUS and LTS CORP will each have its own Drug Master File (DMF) at the time of regulatory submission. In such an event, LTS CORP shall own its DMF Type I relating to manufacturing. CYGNUS reserves the right to fully review and approve LTS Corp's DMF, except those parts solely related to LTS Corp's proprietary manufacturing information.

3.3      REGULATORY DOCUMENTS.

3.3.1 LTS CORP shall furnish such assistance to CYGNUS as shall be reasonably requested in connection with regulatory filings and the continued maintenance thereof, at CYGNUS' expense.

3.3.2 LTS CORP shall be in charge of preparing the sections of the applicable regulatory documents which concern the Manufacturing of the Product at LTS CORP and shall provide those sections to CYGNUS in a timely manner for inclusion in CYGNUS' US and foreign regulatory filings.

3.3.3 CYGNUS shall work with LTS CORP regarding the format and contents of the sections of the regulatory document prepared by LTS CORP in order to ensure that the format and contents employed by LTS CORP is consistent with that employed by CYGNUS and as required by regulatory authorities in the relevant territories.

3.3.4 Cygnus shall use Commercially Reasonable Efforts to enable LTS CORP to meet its obligations under this Section.

3.4      SPECIFIC MANUFACTURING KNOW HOW.

3.4.1 To the extent disclosure of specific manufacturing know-how is required for registration purposes, LTS CORP will be entitled to communicate such information directly to the relevant authorities without disclosing it to CYGNUS, to the extent permitted by law.

3.4.2 LTS CORP shall permit CYGNUS to refer to any Drug Master File maintained by LTS CORP for the purpose of Manufacturing.

IV.      REQUIREMENTS AND SUPPLY

4.1      SUPPLY OF CYGNUS' REQUIREMENTS.

4.1.1    LTS CORP and its Affiliates agree to
         [CONFIDENTIAL TREATMENT REQUESTED], except as set forth in Section 4.3, manufacture and supply to CYGNUS and its Affiliates all of CYGNUS' and its Affiliates' requirements of the


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         Product, subject to the terms and conditions of this Agreement.
         CYGNUS and its Affiliates agree to [CONFIDENTIAL TREATMENT
         REQUESTED], except as set forth in Section 4.3, purchase from CORP and its Affiliates all of CYGNUS' and its Affiliates' requirements of the Product, subject to the terms and conditions of this Agreement.

4.1.2 CYGNUS will designate to LTS CORP in writing which Affiliates of CYGNUS are authorized to purchase the Product directly from LTS CORP, and any Affiliate of CYGNUS so authorized by CYGNUS shall enjoy all of the rights and be subject to all of the obligations hereby imposed on CYGNUS. CYGNUS shall assure such compliance by such Affiliate, and shall be deemed a guarantor for the performance of its Affiliates under this Agreement.

4.1.3 LTS CORP shall at all times have the right to manufacture Product under the terms of this Agreement for any third party who is authorized by CYGNUS to have Product manufactured by LTS CORP.

4.1.4 Nothing in this Agreement shall prohibit LTS CORP from developing any product independently or in cooperation with any third party without use of any CYGNUS confidential or proprietary information, or to manufacture for third parties any product developed by LTS CORP and/or a third party, without use of any Cygnus proprietary or confidential information, regardless of whether such product contains the same or other active ingredients as those contained in Product, and is used for the same or other indication as Product; however, this Agreement expressly does not grant LTS CORP or a third party any license(s) for the use, manufacture, or sale of such products.

4.2      SAMPLES.

4.2.1 LTS CORP shall deliver to CYGNUS such quantities of samples of the Product as CYGNUS shall reasonably request for the purpose of conducting clinical trials of the Product.

4.2.2    The details and price per patch for such samples are set forth on
         EXHIBIT 5 including related conditions. CYGNUS shall pay for such samples within forty-five (45) calendar days of receipt of LTS Corp's invoice therefore.

4.3      CYGNUS' MANUFACTURING RIGHTS.

CYGNUS may retain manufacturing rights to manufacture Product up to an amount which is the greater of:

4.3.1    [CONFIDENTIAL TREATMENT REQUESTED]; or

4.3.2    [CONFIDENTIAL TREATMENT REQUESTED].


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4.4      ARTWORK AND TEXT.

4.4.1 The artwork and text required to be printed on the Primary and Secondary Packaging, if applicable, shall be provided by CYGNUS or its designee.

4.4.2 Any change to the artwork and text of the Primary Packaging or Secondary Packaging (if applicable) requested by CYGNUS or its contract partners or required by any authority shall be communicated to LTS CORP in writing together with suitable samples of the revised artwork or text.

4.4.3 CYGNUS shall reimburse LTS CORP for any Packaging Materials that can no longer be used as a result of any changes, limited to the lesser of (x) the current purchase order amount plus the forecast amounts for the immediately following three (3) Calendar Quarters or (y) the amount dictated under LTS Corp's standard purchase order mechanism for similar Packaging Materials for similar products.

4.5      LTS CORP'S REFUSAL TO SUPPLY.

LTS CORP, after consultation with Cygnus, may refuse to supply Product in a particular country in the event that LTS CORP reasonably determines that

4.5.1 the supply of Product violates any laws or regulatory requirements in that particular country, or

4.5.2 that the sale, distribution and use of the Product endanger the public health.

4.5.3 In such an event, CYGNUS shall be entitled to its full remedies, if any, including those of termination, under this Agreement, only in the event that no such violation or endangerment exists.

4.6      PRODUCT SPECIFICATIONS.

4.6.1 CYGNUS shall control and be responsible for the Product Specifications contained in the regulatory registration filing or dossier; however, CYGNUS shall first consult with LTS CORP before making any changes in the Product Specifications resulting from additional information gathered from release or stability testing of Product batches.

4.6.2 To the extent that LTS CORP makes commercially reasonable recommendations which are not adopted by CYGNUS, and this failure to adopt such recommendations results in higher expenses and costs to LTS CORP, LTS CORP shall have the right to adjust the purchase price to reflect any such increases.

4.7      COMPLIANCE WITH PRODUCT SPECIFICATIONS.

All Products will be Manufactured in accordance with the Product
Specifications set forth in


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                                       11


Exhibit 1 as of the date hereof. In the event of any amendments or changes to the Product Specifications set forth in Exhibit 1 as of the date hereof,
Section 14.2.2 shall apply.

4.8      GMP-COMPLIANCE.

4.8.1 All Products will be Manufactured in accordance with GMP and in compliance with all other applicable statutes, regulations, laws, quality control standards, and Marketing Authorizations, as well as in compliance with the Quality Assurance Agreement between LTS CORP and CYGNUS to be executed within ninety (90) calendar days after the Effective Date of this Agreement, as may be amended by the written agreement of the Parties from time to time and annexed hereto as soon as appropriate. LTS CORP will notify CYGNUS of any change in a supplier of Raw Materials or a change in the manufacturing process (but not the specific details if such details are proprietary) so that the Parties can discuss the regulatory impact, if any, of such change.

4.8.1.1 In accordance with procedural and regulatory requirements, LTS CORP will maintain appropriate retain samples from every commercial lot or batch of Product manufactured and will perform any required analyses of complaint or retain samples of Product.

4.8.2 In relationship to the Product, these procedural and regulatory requirements shall include, but are not limited to those relating to the environment, food or drugs and occupational health and safety applicable at the location of Manufacturing. Such regulations shall include those of the U.S. Food and Drug Administration upon commencement of commercial production for commercial sale. With respect to all environmental, safety, and industrial hygiene matters relating to LTS Corp's activities under this Agreement, LTS CORP shall

         (a) comply with all applicable laws and regulations issued by national, state, and local authorities;

         (b) inform CYGNUS promptly of any significant adverse event (e.g., fires, explosions, accidental discharges, etc.);

         (c) inform CYGNUS promptly of any substantiated allegations or findings of violations of applicable laws or regulations;

         (d) allow CYGNUS to inspect LTS Corp's facilities relating to the Product, such inspections to be at reasonable times and upon reasonable notice; and

         (e) implement promptly any corrective action that may be reasonably requested by CYGNUS, including (without limitation) adhering to reasonable and significant elements of the environmental, safety, and industrial hygiene program adhered to by CYGNUS and/or its contract partners in their own operations.

4.8.3 The Facility is and shall continue to be in compliance with GMP and shall be available for regulatory inspection relating to manufacturing of the Product upon the request of any Authority or other governmental organization. In the event of governmental inspection, LTS CORP will promptly notify CYGNUS of the


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                                       12


         occurrence of the inspection and its results, including any FDA 483 observations, warning letters, or product recalls (subject to redaction of non-Product related information).

4.8.4 If LTS CORP fails to obtain or maintain approval of its facility by the appropriate governmental authorities within six months after the issuance of the first FDA or comparable regulatory agency pre-approval inspection report denying such approval, and failure to obtain or maintain approval is through no fault of Cygnus and within the commercially reasonable control of LTS CORP, LTS CORP shall immediately notify CYGNUS and the Parties shall consult with each other within two (2) weeks after such notice in order to resolve the problem. In the event that no unanimous solution can be reached within a second two (2) week period, Cygnus shall then have the right to terminate this Agreement under Section 14.2.1.2, and shall notify LTS CORP within four (4) weeks thereafter if CYGNUS is terminating the Agreement. In such event, CYGNUS shall have no obligation to purchase Product from LTS CORP and shall be reimbursed for the full value of the manufacturing equipment purchased by LTS CORP pursuant to this Agreement. In the situation where CYGNUS elects not to terminate this Agreement and LTS CORP continues to fail to obtain or maintain approval of its facility, then the procedures of this Section shall again apply for a subsequent six-month period.

4.8.5 CYGNUS or its contract partners, and other third parties approved by LTS CORP (which approval shall not be unreasonably withheld), shall have the right to audit LTS CORP and its Affiliates for compliance with the agreed upon Manufacture of the Product and current GMP as well as in accordance with Section 4.8.2, at reasonable times and after reasonable notice. Any such audit shall be restricted to areas in which Product or its components are produced or released. In the event that any material deficiencies are noted by CYGNUS or its contract partners or LTS CORP-approved third parties, then LTS CORP will prepare a remedial plan and will correct such material deficiencies using Commercially Reasonable Efforts.

4.8.6 To the extent applicable, LTS CORP shall, as soon as practicable, furnish CYGNUS with a copy of the Manufacturing Authorization applicable to the Product and Facility, and other applicable regulations, as updated from time to time.

4.8.7    In the event of a major revision or amendment of Product
         Specifications or GMP, the Parties shall fairly discuss possible ramifications and expense and Section 15.3 shall apply.

4.9      CERTIFICATES OF ANALYSIS.

LTS CORP or its Affiliates shall provide Certificates of Analysis to CYGNUS for each shipment of Product delivered hereunder. Further, LTS CORP will furnish to CYGNUS or its Affiliates copies of records and samples of each production run in a computerized form, if practicable, at CYGNUS' request and expense.

4.10     TRANSPORT PACKAGING AND SHIPMENT.

4.10.1 Unless CYGNUS requests otherwise in writing, all Products shall be packed for shipment and storage appropriate for the respective means of transportation, using the Packaging agreed to by the Parties according to EXHIBIT 1.

4.10.2 It is CYGNUS' obligation to first consult with and then notify LTS CORP of any special freight packaging requirements. LTS CORP will use Commercially Reasonable Efforts to comply with any such requirements. All costs associated with any special packaging requirements requested by Cygnus and performed by LTS CORP shall be at CYGNUS' sole expense.

4.10.3 CYGNUS shall bear all costs of freight, shipping, insurance, taxes, including without limitation import, customs, excise and sales taxes, or other such charges related to the Product.

4.11     GRANT OF LICENSE.

4.11.1 CYGNUS hereby grants to LTS CORP [CONFIDENTIAL TREATMENT REQUESTED], solely for the purpose of Scaling-Up and Manufacturing the Product as manufactured by the process currently employed for bioequivalency lot [CONFIDENTIAL TREATMENT REQUESTED] or processes that do not substantially differ from this process, consistent with Section 1.22, for CYGNUS or its contract partners, subject to the terms and conditions set forth in this Agreement. Any sale, disposition, or license of such relevant Technical Information, patents, or patent applications by CYGNUS to a third party shall include LTS Corp's sole rights for the purpose of Scaling-Up and Manufacturing the Product for CYGNUS. No other license or right to any CYGNUS technology for any other purpose is expressly or implicitly given by this Agreement.

4.11.2 Upon prior written consent by CYGNUS, LTS CORP shall have the right to sublicense all or any portion of its rights granted under Section
         4.11.1 and to delegate all or any portion of its Manufacturing obligations under this Agreement to its Affiliates, including LTS AG, provided that prior to the commencement of Manufacturing, such Affiliate of LTS CORP has received all necessary validations, inspections and regulatory approvals for Manufacturing.

4.11.3 In addition, LTS CORP shall have the right to sublicense all or any portion of its rights granted under this Section to a non-Affiliate third party only with CYGNUS' prior written consent and at CYGNUS' sole discretion.

V.       SUPPLY OF ACTIVE INGREDIENT BY CYGNUS

5.1      CYGNUS CONTRIBUTION.

CYGNUS or CYGNUS contract partners shall provide the Active Ingredient contained in the Product free of any charge to LTS CORP at the Facility in quantities, quality and time sufficient for LTS CORP to meet its obligations to CYGNUS under this Agreement. LTS CORP will provide CYGNUS with utilization estimates in a timely manner for CYGNUS to acquire necessary quantities.

5.2      ACTIVE INGREDIENT SPECIFICATIONS.

Active Ingredient supplied by CYGNUS or its contract partners hereunder shall meet the applicable Active Ingredient Specifications, safety data sheet and relevant information concerning the safety, handling, disposal, use and environmental effect of Active Ingredient. Each shipment of Active Ingredient shall include a Certificate of Analysis for the Active Ingredient being shipped.

5.3      LTS CORP'S AUDIT.

To the extent required by the regulatory authorities, CYGNUS shall ensure that LTS CORP shall have the right to audit its contract partners with regard to the Active Ingredient and current GMP, at reasonable times and after reasonable notice. To the extent required by the regulatory authorities, CYGNUS shall ensure that LTS CORP has the right to audit CYGNUS-approved vendors with regard to Raw Materials and current GMP, at reasonable times and after reasonable notice.

5.4      QUALITY TESTS.

5.4.1 LTS CORP shall be responsible for confirming the identity of Active Ingredient shipped to LTS CORP by CYGNUS or by CYGNUS-approved vendors, upon receipt of such Active Ingredient.

5.4.2 LTS CORP and CYGNUS-approved vendors shall each retain a sample of such Active Ingredient, for such time period as may be required by GMP or other laws or regulations.

5.5      REPLACEMENT OF ACTIVE INGREDIENT.

5.5.1 LTS CORP agrees to be fully responsible for the costs directly related to the replacement of Active Ingredient resulting from any loss or damage (not including waste) to the Active Ingredient caused by it while in its possession.

5.6      COSTS ASSOCIATED WITH STORAGE.

5.6.1 LTS CORP agrees to bear all costs associated with storage of the Active Ingredient prior to use in the Manufacture of Product and, for Products after commercial launch, agrees to be responsible for all waste in excess of the amount agreed upon in writing by the Parties, based on the data on waste ratio derived from the first ten (10) commercial batches of Product after the date of first sale of Product.

5.6.2 LTS CORP shall use Commercially Reasonable Efforts to minimize waste. The Parties agree to annually review the amount of loss of Active Ingredient resulting from waste during the preceding year. An initial estimate of the waste ratio will be provided by LTS CORP prior to commencement of commercial Manufacturing.

5.7      VERIFICATION.

5.7.1 CYGNUS may, at its sole discretion, appoint a qualified individual subject to the approval of LTS CORP, which approval shall not unreasonably be withheld, and subject to the confidentiality provisions of this Agreement and to professional confidentiality obligations to CYGNUS, to verify LTS Corp's inventory of Active Ingredient solely as used in the Product and waste of such Active Ingredient. LTS CORP shall send CYGNUS monthly usage and inventory reports for the Active Ingredient.

5.7.2 Such LTS CORP-approved qualified individual shall have the right to audit only the Manufacturing of Product by LTS CORP and its Affiliates for compliance with the agreed upon waste ratio, at reasonable times and after reasonable notice, and shall report the rate of waste to CYGNUS.

5.7.3 All other information learned in the course of the audit shall be deemed confidential and shall not be released to CYGNUS or other third party without the prior written consent of LTS CORP.

VI.      FORECASTS, PURCHASE ORDERS

6.1.     FIRST FORECAST.

6.1.1 CYGNUS will provide LTS CORP with written forecasts of the number of units of Products which will be required at least four (4) months prior to the beginning of the Calendar Quarter in which first commercial sale is projected to occur.

6.1.2 This forecast shall contain an estimate of the number of unit purchases of Product for such Calendar Quarter and the next three
         (3) Calendar Quarters.

6.2.     SUBSEQUENT FORECAST.

Each subsequent written forecast shall update the prior estimate and include an estimate of requirements for the next additional Calendar Quarter, so that estimates for a rolling one (1) year period are always provided.

6.3.     PURCHASE ORDERS.

6.3.1 CYGNUS shall, within the framework of the forecast, submit firm purchase orders and delivery dates to LTS CORP for Products no later than seventy-five (75) days prior to the beginning of each subsequent Calendar Quarter, for Products which LTS CORP delivers during the course of the subsequent Calendar Quarter. The submitted purchase orders and delivery dates shall be subject to acceptance by LTS CORP, which acceptance shall not be commercially unreasonably withheld, and any objection must be submitted by LTS CORP within ten
         (10) business days of receipt of a purchase order or else it shall be deemed fully accepted. In those circumstances in which LTS CORP does not accept delivery dates, then CYGNUS and LTS CORP shall establish delivery dates that are as close as commercially reasonable to the nonaccepted delivery dates.

6.3.2 As a part of any purchase order, CYGNUS shall identify whether the Product shall be bulk, Primary Packaged, Secondary Packaged, or demonstration placebo.

6.4      PURCHASE OBLIGATION.

CYGNUS shall be obligated to purchase at least
[CONFIDENTIAL TREATMENT REQUESTED] of the quantities of Product contained in its highest forecast for any Calendar Quarter covered by a Purchase Order submitted pursuant to Section 6.3.1.

6.5      SUPPLY OBLIGATION.

6.5.1 LTS CORP shall accept and fulfill firm purchase orders for quantities of Products

6.5.1.1 below [CONFIDENTIAL TREATMENT REQUESTED] of CYGNUS' forecast for such period; and

6.5.1.2  [CONFIDENTIAL TREATMENT REQUESTED] of CYGNUS' forecast for such period.

6.5.2 LTS CORP will use Commercially Reasonable Efforts to fill any portion of such orders in excess of such amount above
         [CONFIDENTIAL TREATMENT REQUESTED], respectively, of the forecast. Failure to do so, after having used such efforts, shall not be deemed a breach of this Agreement.

6.5.3 If CYGNUS Product requirement for any Calendar Quarter exceeds [CONFIDENTIAL TREATMENT REQUESTED], respectively, of the most recent forecast for such Calendar Quarter (according to Section 6.1), the Parties will discuss in good faith the additional amount, if any, that LTS CORP is willing to supply.

6.5.4 Section 9.1.3.5 (iv) shall apply to the Supply Obligation of this Section.

6.6      INITIAL ORDER.

6.6.1 LTS CORP shall use Commercially Reasonable Efforts to deliver CYGNUS initial order within sixty (60) days of the date of the order (but not before the relevant delivery dates) or by such other date as the Parties may agree. In the event that CYGNUS places the initial order and LTS CORP reasonably believes and so notifies CYGNUS that the LTS CORP facility is not yet ready for production, then the relevant delivery date shall be the longer of (x) thirty (30) days after LTS Corp's receipt of notice of the first regulatory approval to market the Product or (y) sixty (60) days after receipt of Cygnus' initial order.

6.6.2 Such initial order and any subsequent order placed within the first year after commercial sale of the Product shall not exceed LTS Corp's capacity, as stated in EXHIBIT 6, in a two-shift operation.

6.6.3    Section 9.1.3.5 (iv) shall apply to this Section as well.

6.7      CYGNUS' LIABILITY.


CYGNUS and its Affiliates will use Commercially Reasonable Efforts to ensure that the forecasts are as accurate as possible, but it is expressly agreed and understood that, except for CYGNUS obligation pursuant to Section 6.4. above, the forecasts shall not constitute an additional obligation of CYGNUS and its Affiliates to purchase the estimated quantities of the Product set out in the forecasts. However, CYGNUS shall refund LTS CORP on a full-cost basis for materials purchased based on two (2) quarters of forecast and put on stock by LTS CORP according to the forecasts if such material cannot be used for Product within the twelve (12) months subsequent to the forecast.

6.8      LTS CORP'S SUPPLY DEFICIENCY.

6.8.1 LTS CORP agrees to deliver Product to CYGNUS or its Affiliates within ten (10) days after the delivery dates specified in the purchase order, subject to Section 6.3.1 above.

6.8.2 In the event that LTS CORP is unwilling or unable to supply [CONFIDENTIAL TREATMENT REQUESTED] of the amount of Product in the aggregate for two (2) consecutive accepted purchase orders, then the Parties shall consult with each other within two (2) weeks after the delivery date for the second purchase order in order to resolve the problem. In the event that no unanimous solution can be reached within a second two (2) week period, LTS CORP shall immediately initiate and employ Commercially Reasonable Efforts to secure a second source of manufacturing at LTS Corp's expense. Such selection shall be governed by the provisions of Sections 4.11.2 and 4.11.3 of this Agreement. During said period of supply deficiency by LTS CORP, CYGNUS shall be free to manufacture its supply requirements, notwithstanding Section 4.1.1 of this Agreement. At CYGNUS' request, the Parties will work together, on terms to be mutually agree upon, to qualify a second site of manufacture at LTS CORP or its Affiliates, subject to Sections 4.11.2 and 4.11.3.

VII.     PRICE AND PAYMENTS

7.1      SUPPLY PRICE.

7.1.1    The supply prices for the Product are set forth in EXHIBIT 5.

7.1.2 Such Prices do not include the cost of the Active Ingredient, which shall be provided in accordance with Section 5 of this Agreement.

7.1.3 All shipments are FOB ("free on board") as defined in the Uniform Commercial Code ("UCC") LTS CORP manufacturing facility and CYGNUS shall arrange for shipping.

7.1.4 The supply price for the Product and the forecast shall be reviewed by the Parties prior to the end of each calendar year period that this Agreement is in force and effect by September of each year.

7.1.5 The Parties shall negotiate in good faith about an adequate increase of such prices by the end of September of each year for the following calendar year. Such negotiations will be based upon: (a) quantities sold to CYGNUS in the past and anticipated for the future, (b) labor costs, and (c) other important costs related to manufacturing including but not limited to consequences of environmental law; however such increase shall be limited to the increase of the Consumer Price Index for All Urban Consumers (CPI-U) for the US City Average for All Items, 198284=100.

7.1.6 CYGNUS and LTS CORP hereby agree that the prices for the Product shall be treated as confidential information pursuant to Section 13 of this Agreement and shall not be made available to, or discussed with, any third party.

7.1.7 In the event that any amendment or further clarification to the Product Specifications is made by CYGNUS and results in substantially higher costs for LTS CORP, the Parties shall negotiate an adequate increase in the supply price for the Product.

7.1.8 In the event that any changes in applicable laws or requirements of relevant regulatory authorities results in substantially higher costs for LTS CORP, the Parties shall negotiate an adequate increase in the supply price for the Product.

7.2      PAYMENT.

7.2.1 Payment of the supply price shall be made by CYGNUS or its Affiliates within forty-five (45) calendar days after the date of receipt of LTS
Corp's invoice.

7.2.2 Payments by CYGNUS under this Agreement shall be made without any setoff, net or deduction, taking of any credit, or assertion of any other defense arising out of any transaction, unless and until CYGNUS has obtained a final and nonappealable judgment against LTS CORP in the amount asserted by CYGNUS. Payments not made when due shall accrue interest at an annual rate equal to 3.0% (three percent) above the Prime rate as published by the Wall Street Journal, National Edition, from the specific date when the payment became due or on the first business day thereafter until finally paid.

7.3      CREDIT IN FAVOR OF CYGNUS.

7.3.1 LTS CORP shall not be obligated to continue deliveries if the total of the value of orders and outstanding past due payments exceeds an amount equal to $[CONFIDENTIAL TREATMENT REQUESTED].

7.3.2 In the event that past due payments exceed such amount, LTS CORP will continue deliveries only if CYGNUS has secured a bank guarantee or a guarantee by a solvent third party for the full amount that is then outstanding.

VIII.    INTELLECTUAL PROPERTY

8.1      NO RIGHTS BY IMPLICATION.

Nothing contained herein shall be construed as granting or implying any rights under any patents or patent applications covering the Product, or any right to use any information, know-how or data covered thereby for any purpose, including but not limited to, for developing, manufacturing, advertising, or distributing, except as expressly provided for in this Agreement.

8.2      PATENT INFRINGEMENT.

8.2.1 CYGNUS will bear all of the risk, cost and expense (including reasonable attorneys' fees) of defense of any suit for patent infringement directed solely to the composition of the Product, subject to Section 8.2.3, and shall be fully liable for, and shall indemnify and hold harmless LTS CORP and its Affiliates for any damages, claims or expenses (including reasonable attorneys' fees) arising out of such infringement.

8.2.2. LTS CORP will bear all of the risk, cost and expense (including reasonable attorneys' fees) of defense of any suit for patent infringement directed to manufacturing of the Product, not related to Cygnus' instructions to employ a particular design or process and/or a particular composition in the Product, or to Cygnus' alterations, and shall be fully liable for, and shall indemnify and hold harmless CYGNUS and its Affiliates for any damages, claims or expenses (including reasonable attorneys' fees) arising out of such infringement.

8.2.3 To the extent that CYGNUS has specified that LTS CORP employ a particular design or process for use in the Manufacture of the Product and/or a particular composition in the Product, or given LTS CORP a written instruction to alter any design or Manufacturing process recommended by LTS CORP, then CYGNUS shall indemnify and hold harmless LTS CORP and its Affiliates for any damages, claims or expenses (including reasonable attorneys' fees) arising out of claims or allegations that such design or process specified by Cygnus or requested alteration of any design or Manufacturing process infringes a validly issued patent.

8.3.     CYGNUS RIGHTS FOR MANUFACTURING.

CYGNUS represents to LTS CORP that:

8.3.1. After thorough and diligent examination, to the best of its knowledge, CYGNUS owns or controls all rights it believes to be necessary for the manufacturing, marketing, distribution and sale of the Product; and

8.3.2. CYGNUS has the full right to grant the license to LTS CORP as set forth in Section 4.11 hereof without the need to obtain consents or approvals from any third party.

IX.      REPRESENTATIONS AND WARRANTIES

9.1      LIMITED WARRANTY.

9.1.1 CYGNUS' sole remedy for a breach of Section 4.7 shall be the replacement of any defective Product including the Active Ingredient (up to a maximum of the units contained in the applicable lot) within nine (9) months of the date of delivery of the defective Product, provided that CYGNUS has delivered to LTS CORP written notice of any such defect within 30 (thirty) days after notice of the defect, and such defect is not the result of mishandling or other misconduct by CYGNUS. LTS CORP will replace such defective Product within sixty (60) days without charge, including all duty charges. LTS CORP shall pay for all out-of-pocket shipping expenses directly related to returning defective Products that are standard in the industry.

9.1.2 For the purposes of LTS Corp's replacement of defective Products, "defective" shall have the following meaning:

9.1.2.1 the Product did not comply with Product Specifications at the time of delivery by LTS CORP, which noncompliance is not the result of the development and design of the Product; or

9.1.2.2 the Product fails to meet shelflife specifications as defined in the Product Specifications when stored and handled within the range of specified conditions, which failure is not the result of the development and design of the Product. Regarding this Section, the period of nine (9) months from date of delivery shall be extended for the duration of the shelflife period.

9.1.3    PRODUCT WARRANTY.

9.1.3.1 LTS CORP shall manufacture Product in accordance with the Product Specifications and any additional or different Product Specifications agreed to in writing by the Parties or required by a regulatory authority, provided that in such case LTS CORP may be entitled to a price increase as specified in Section 4.8.7 and 7.1.4, at an FDA- and EU-approved site that meets all applicable GMP requirements and that is included in approved regulatory applications.

9.1.3.2 LTS CORP warrants that all Product shipped hereunder, at the time of shipment and for the shelflife of the Product (assuming such Product is stored and handled after shipment by LTS CORP under conditions specified in the NDA or equivalent document),

         (i)      shall meet all Product Specifications;

         (ii) shall be manufactured in accordance with GMP and all applicable laws and regulations in effect at time of manufacture; and

         (iii)    shall not be adulterated or misbranded.

9.1.3.3 LTS CORP warrants that all Product shipped hereunder shall be stored prior to shipment by LTS CORP in accordance with this Agreement and all applicable laws and regulations.

9.1.3.4 LTS CORP warrants that all Product shipped hereunder shall be properly packaged in accordance with packaging specifications approved in writing by CYGNUS.

9.1.3.5 LTS CORP makes no warranties concerning, and CYGNUS agrees to be solely responsible and liable for:

         (i) the quality of components and Raw Materials supplied by CYGNUS or CYGNUS-approved vendors and any defect or malfunction of the Product resulting directly thereof;

         (ii) the performance or quality of the results of CYGNUS design work including the Product Specifications and stability and any defect of malfunction of the Product resulting directly therefrom;

         (iii) the storage and handling of the Product by CYGNUS or by third parties (other than LTS CORP or its Affiliates) after shipment by or on behalf of LTS CORP; or

         (iv) the complete and timely delivery of components and Raw Materials supplied by CYGNUS or CYGNUS-approved vendors and any delays or deficiencies of delivery of the Product resulting directly therefrom for a period of two (2) years from the Effective Date of this Agreement. This provision applies only (a) to CYGNUS and CYGNUS-approved vendors (b) wherein LTS CORP has properly and in a timely manner placed an order, (c) wherein such delays or deficiencies are not within the commercially reasonable control of LTS CORP, and
                  (d) wherein LTS CORP, using Commercially Reasonable Efforts, cannot timely qualify the vendor or another vendor for such components or Raw Materials.

9.1.4 LTS CORP shall have the right, within two weeks of its receipt of notice from CYGNUS, to examine any Product that is claimed to be defective before any claim for replacement is honored. If LTS CORP asserts that Product is not defective, it shall have the burden of showing compliance with the Product Specifications with a specificity appropriate for methods of analysis commonly used for pharmaceutical products. CYGNUS shall bear the burden of proving that the defect is not related to improper design, insufficient design stability, or inadequate storage and handling conditions.

9.1.5 In the event that any governmental agency having jurisdiction requests or orders, or if CYGNUS or its contract partners undertake, any corrective action with respect to Product, including any Product recall, customer notice, restriction, market action, or Product change, and the cause or such corrective action is due solely to a breach by LTS CORP of a warranty, obligation, or representation under this Agreement, then LTS CORP shall reimburse CYGNUS or its contract partners for the reasonable costs, up to a limitation of US$ 1,000,000 per year, of such corrective action, including but not limited to, the cost of any Product affected thereby.

9.1.6 LTS CORP shall comply with CYGNUS' current contract partner's Policy on the Employment of Young Persons, in effect as of the Effective Date of this Agreement, in the manufacturing of Product at the Facility; and LTS CORP shall maintain the records necessary to demonstrate such compliance in order to provide annually CYGNUS and/or its current contract partner a written certification of compliance.

9.2      PRODUCT ADULTERATION OR MISBRANDING.

9.2.1 LTS CORP warrants that each Product shipped by it hereunder will not, on the date of shipment, be adulterated or misbranded within the meaning of any applicable law in which the definitions of "adulteration" and "misbranding" are used, as such laws are constituted and effective at the time of such shipment or delivery, and will not be an article which may not, in any applicable law, be introduced into interstate commerce.

9.2.2 LTS CORP certifies that it is not debarred and that it did not and will not use in any capacity the services of any person debarred under subsections 306 (a) or (b) of the United States Food, Drug and Cosmetic Act with respect to its services to CYGNUS in connection with this Agreement and that it has provided CYGNUS with a list of all convictions described in subsections 306 (a) and (b) of the Act which occurred within the previous five years, of LTS CORP and affiliated persons used in any capacity with respect to its services to CYGNUS, if any. LTS CORP further certifies that it will promptly amend this certification as necessary.

9.3      NO OTHER LTS CORP WARRANTIES.

9.3.1 LTS CORP MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON INFRINGEMENT. THE WARRANTIES GIVEN UNDER THIS AGREEMENT ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED.

9.3.2 CYGNUS shall not bind or purport to bind LTS CORP to any affirmation, representation or warranty with respect to the Product to any third party, and any attempts to do so shall be null and void.

9.4      CYGNUS' REPRESENTATIONS.

9.4.1 CYGNUS acknowledges that the Specifications of the Product are determined by the results of the development carried out solely by CYGNUS and transferred to LTS CORP and that LTS CORP shall be entitled to disclaim any responsibility with regard to any defect in the Specifications, except to the extent that the Specifications are based on actual contributions by LTS CORP as set forth in Section
         4.6 or as set forth in Section 9.1.

9.4.2 CYGNUS represents to LTS CORP that CYGNUS will be responsible for, subsequent to delivery, storage, registration, proper patient and user information, indication, medical prescription, marketing, post sales surveillance and management of incidents relating to Product.

9.4.3 CYGNUS further represents that, at the time of execution of this Agreement, any supply of Raw Materials described in CYGNUS' Specifications is available from suppliers at competitive prices.

X.       INDEMNIFICATION

10.1     INDEMNIFICATION BY CYGNUS.

10.1.1 CYGNUS shall indemnify and hold LTS CORP and its Affiliates, its managing directors, directors, officers, employees, shareholders and agents harmless from and against all damages, losses or expenses suffered or paid as a result of any and all third party claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by LTS CORP with respect to or arising out of any injury, claim or damage resulting from or caused by the use of the Product, and any injury, claim or damage arising after the Manufacturing of the Product and related to the design, Specifications, instructions of patients and/or customers and the after sales surveillance of the Product within the scope of its product liability insurance.

10.2     INDEMNIFICATION BY LTS CORP.

10.2.1 LTS CORP shall indemnify and hold CYGNUS and Affiliates, its managing directors, directors, officers, employees, shareholders and agents harmless from and against all damages, losses or expenses suffered or paid as a result of any and all third party claims, demands, suits, penalties, judgements or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by CYGNUS with respect to or arising out of any injury, claim or damage resulting from or caused by defects in Manufacturing of Product within the scope of its product liability insurance.

10.3     DETAILS OF INDEMNIFICATION.

10.3.1 The Party seeking indemnification under this Section 10 (the "Indemnified Party") shall give notice to the Party providing such indemnification (the "Indemnifying Party") of the assertion of any claim, or commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Section promptly after receipt of notice from a third party of the assertion of such claim or the commencement of such suit, action or proceeding.

10.3.2 In the event indemnification is sought with respect to a direct claim by the Indemnified Party, notice shall be given within sixty
         (60) days of the discovery of the event, action, or state of facts for which indemnification is sought.

10.3.3 With respect to third party claims, the Indemnifying Party shall be entitled at its own expense to participate in or, to the extent that it shall wish to do so, to assume the defense of any such claim, suit, action or proceeding with its own counsel.

10.3.4 If the Indemnifying Party elects to assume such defense, it shall be liable to the Indemnified Party for fees of counsel and other expenses subsequently and reasonably incurred by the Indemnified Party in connection with such defense, in the event that the Indemnified Party determines that representation of both Parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.

10.3.5 Whether or not the Indemnifying Party elects to assume the defense of any third party claim, suit, action or proceeding, it shall not be liable for any compromises or settlement of any such claim, suit, action or proceeding effected without its consent.

10.3.6 The Parties agree to cooperate to the fullest extent possible in connection with any third party claim, suit, action or proceeding for which indemnification is or may be sought under this Agreement.

10.3.7 In the event the Indemnifying Party makes any payment pursuant to its indemnification obligations under this Agreement, it shall be subrogated to all rights of the Indemnified Party to pursue any claim to receive payment or other consideration from any other third party which may be liable with respect to such claim, suit, action or proceeding for which indemnification was provided.

10.3.8 For any matter in which the Indemnified Party seeks indemnification from the Indemnifying Party, the Indemnifying Party hereby relinquishes, on its own behalf and on behalf of its insurers and other third parties, any right to seek indemnification or contribution that might otherwise be subrogated to such insurers or third parties.

10.4     NO PUNITIVE DAMAGES.

10.4.1 Except for the provision in Section 10.4.2, LTS CORP shall not be liable for damages not specified in this Agreement, whether direct, indirect, special or consequential, lost profits or punitive damages, unless covered by the Insurance Policy; provided, however, that this exclusion of liability does not apply to the extent that such an agreement would be invalidated as a violation of law or public policy as may be the case, for example, for willful or intentional misconduct or equivalent default. Cygnus shall indemnify LTS CORP and its Affiliates for any such damages awarded to third parties.

10.4.2 Section 10.4.1 shall not apply to damages caused or related to willful misconduct by LTS CORP or its Affiliates. LTS CORP shall be liable for such damages regardless of coverage by Insurance Policy, and shall indemnify CYGNUS for any such damages awarded to third parties.

XI.      INSURANCE COVERAGE

11.1 LTS CORP shall obtain and maintain from the first commercial lot of Product through the remaining term of this Agreement product liability insurance in an amount equal to at least US
$[CONFIDENTIAL TREATMENT REQUESTED]. If the cost of the premiums for such insurance is substantially increased from that available as of the date hereof, then the Parties shall negotiate in good faith allocation of such additional premium amounts. Additionally and thereafter, LTS CORP shall submit a Certificate of Insurance to CYGNUS on an annual basis. LTS CORP shall specifically include the Product on its product liability insurance policy. Furthermore, LTS CORP shall provide CYGNUS with thirty (30) days written notice of cancellation prior to canceling the product liability insurance; however, in no event shall such notice remove the obligations of LTS CORP to obtain and maintain such product liability insurance as set forth herein. LTS CORP shall not be required to obtain or maintain any product liability insurance covering a lack of performance of the Product resulting in unwanted pregnancies, and CYGNUS shall fully indemnify and hold harmless LTS CORP against all damages, claims or expenses (including reasonable attorneys' fees) in connection with any such lack of performance of the Product resulting in unwanted pregnancies.

11.2     CYGNUS' PRODUCT LIABILITY INSURANCE.

CYGNUS shall maintain existing product liability insurance. CYGNUS will use Commercially Reasonable Efforts to obtain and maintain product liability insurance covering the general types of activities for which indemnity is provided to LTS CORP under this Agreement (subject to standard limitations) with coverage limits customary for similar companies in the industry at a similar stage. CYGNUS shall further use Commercially Reasonable Efforts to ensure that all future contract partners waive all rights to make any additional claims against LTS CORP which are beyond the scope of liability set forth in this Agreement.

XII.     RECALLS, WITHDRAWALS, ADVERSE REACTIONS

12.1     RECALLS AND MARKET WITHDRAWALS.

12.1.1   In the event that:

(ii) any Authority issues a request, directive, or order that the Product be recalled or withdrawn; or

(iii)    a court of competent jurisdiction orders a recall or withdrawal; or

(iv) either Party determines after consultation with the other Party, that the Product should be recalled or withdrawn as a result of Manufacturing defects;

then the Party initiating such recall or withdrawal shall take all appropriate corrective actions to effect the recall or withdrawal.

12.2     NOTICES.

12.2.1 Each Party shall notify the other Party promptly upon receipt of any manufacturing technical complaint or notice of adverse reaction relating to the manufacture of the Product.

12.2.2 Each Party shall promptly advise the other Party of any safety or toxicity problem of which the Party becomes aware regarding the Product or the Raw Materials used in the Manufacture of the Product.

12.2.3 In connection with marketed Products, each Party shall report within three (3) business days (or sooner if required to comply with regulatory requirements) of the initial receipt of a report any adverse experience with the Product that is serious and unexpected. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization or is a congenital anomaly, cancer or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the drug (provided by

         CYGNUS). LTS CORP shall not have any obligation to actively obtain any such information or reports.

12.3     USED PRODUCTS.

Only in the event that by operation of law, rule or regulation in a particular country, either LTS CORP or CYGNUS is required to collect, receive, store or dispose of used Product, CYGNUS shall fulfill, at CYGNUS' sole cost and expense and in a manner consistent with the requirements of any such law, rule or regulation in that particular country all obligations of LTS CORP relating to such collection, receipt, storage or disposition.

XIII.    CONFIDENTIALITY

13.1     DEFINITION OF DISCLOSING/RECEIVING PARTY.

To the extent that a Party to this agreement provides such Confidential Information it will be referred to herein as the "Disclosing Party"; to the extent that a Party receives such Confidential Information it will be referred to as the "Recipient".

13.2     CONFIDENTIAL INFORMATION.

"Confidential Information" shall mean all trade secrets, information and data,

13.2.1   that are related to the subject matter of this Agreement; and

13.2.2 that are provided by a Party to the other Party pursuant to this Agreement (or a separate agreement); and

13.2.3 includes, but is not limited to, the general manufacturing of transdermal therapeutic systems, organization, mechanical equipment, manufacturing processes or trade secrets which have been or may hereafter be disclosed, directly or indirectly by Disclosing Party either orally or in writing, or through inspection, as well as samples, which might be necessary for experiments and tests;

13.2.4 which may be a distinct use or evaluation, or a distinct combination of different non-confidential information, or a combination of non-confidential information with Confidential Information;

13.2.5 and which is identified by the Disclosing Party as Confidential Information subject to this Agreement either in writing or orally
         (in the case of an oral disclosure, the Confidential Information will be identified as such in writing within 45 days after such oral disclosure is made), where possible in advance of its disclosure; and

13.2.6 which is furnished to the Recipient by or on behalf of the Disclosing Party for the purpose of informing the Recipient in connection with the Manufac-turing (and to the extent CYGNUS proposes to disclose information not directly related to the manufacture by LTS of Product, then CYGNUS shall first propose the nature of the disclosure and LTS may decline such disclosure).

13.3     EXCEPTIONS TO CONFIDENTIALITY.

The confidentiality obligations shall not apply to such Information

13.3.1 that is now in the public domain or subsequently enters the public domain without fault on the part of the Recipient; and/or

13.3.2 that the Recipient can demonstrate by competent evidence is presently known by the Recipient from its own sources; and/or

13.3.3 that the Recipient can demonstrate by competent evidence was generated by the Recipient independently from the disclosure thereof by the Disclosing Party; and/or

13.3.4 which is disclosed to the Recipient without restriction, after disclosure thereof by the Disclosing Party by a third party lawfully and contractually entitled to make such disclosure.

13.3.5 However, any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the Recipient's rightful possession unless the combination itself and principle of operation are published or available to the general public or are in the Recipient's rightful possession.

13.3.6 Recipient shall treat as confidential and secret all Confidential Information unless necessary for the purpose of preparing the Manufacturing of Product.

13.4     NO COPY.

Recipient shall not copy Confidential Information, technical data or documents except for the purpose of this Agreement.

13.5     SECURE PLACE.

Recipient shall keep all Confidential Information, technical data, documents and samples in good condition and a safe place and return them on request, except that Recipient may retain one copy for archival purposes.

13.6     NO USE OF INFORMATION.

Recipient shall neither directly nor indirectly through its employees, agents, affiliates or other persons or entities connected to Recipient use or put into production Confidential Information, technical data, analytical methods, documents or samples which have been received from Disclosing Party.

13.7     NO DISCLOSURE TO THIRD PARTIES.

Recipient shall not forward any Confidential Information, technical data and/or samples to third parties without express prior written consent of Disclosing Party, which shall not be unreasonably withheld and which is hereby permitted with regard to an affiliate of Recipient.

13.8     NO MISUSE.

Recipient shall not use Confidential Information to contest or challenge any protected rights or applications for protection of rights concerning the Information, and shall refrain from undertaking any action which could affect such protected rights or impede any applications by using Information.

13.9     NECESSARY USE.

13.9.1 In case the disclosure of Confidential Information is necessary to allow Recipient to defend itself against litigation, or to file and prosecute health registration applications or to comply with judicial decrees or government actions or regulations such disclosure shall not constitute a breach of the confidentiality obligations set forth herein provided, however, that Disclosing Party has given its prior written consent, which consent shall not be unreasonably withheld.

13.9.2 CYGNUS shall have the right to disclose Confidential Information to Authorities and contract partners in order to obtain Marketing Authorization under the utmost precautions to maintain the confidentiality of the information, provided that CYGNUS shall only disclose Confidential Information to contract partners who owe obligations of confidence to CYGNUS and LTS CORP. CYGNUS and its contract partners shall use Commercially Reasonable Efforts to maintain confidentiality to the maximum extent possible in connection with the disclosure of Confidential Information to Authorities and contract partners.

13.10    NO OBLIGATION.

Nothing in this Agreement shall be construed as an obligation to provide proprietary Information except when necessary to enable the other Party to fulfil its obligations hereunder.

13.11    PROCEDURE.

13.11.1 All Technical Information that is intended to be Confidential shall be channeled through a CYGNUS employee(s) designated in writing from time to time by CYGNUS and an LTS CORP employee(s) designated in writing from time to time by LTS CORP.

13.11.2 All Technical Information that is not disclosed to the Recipient pursuant to the procedure set forth above may be freely used by the Recipient without any restrictions or limitations.

13.12    DURATION.

The obligations of confidentiality and nonuse under this Agreement shall apply for a term of 10 (ten) years after the termination of this Agreement.

13.13    SOLE LIABILITY.

LTS CORP shall be solely liable for any violations of Section 13 of this Agreement by its employees and LTS CORP also assumes full responsibility for any violations of Section 13 by employees of LTS AG. CYGNUS shall be solely liable for any violations of Section 13 of this Agreement by its employees.

XIV.     TERM AND TERMINATION

14.1     TERM OF AGREEMENT.

14.1.1 This Agreement shall become effective as of the Effective Date (as defined below in Section 14.1.3) and shall continue, subject to its termination or extension in accordance with the terms of this
         Section 14, for a term of five (5) years following the commercial launch of the Product. In the event that either Party intends not to extend the Agreement past the initial five-year term, that Party shall give the other Party two (2) years prior written notice of such termination.

14.1.2 In the event that no notice of termination is given with respect to the initial five-year term or any subsequent extension term, this Agreement shall be automatically extended for a two-year extension term. In the event that either Party intends not to extend this Agreement past any subsequent two-year extension term, that Party shall give the other party one (1) year prior written notice of such termination.

14.1.3 Notwithstanding anything herein to the contrary, the effectiveness of this Agreement and the rights and obligations of the Parties hereunder shall be subject to the condition precedent that this Agreement shall have been approved by the Supervisory Board (AUFSICHTSRAT) of LTS AG. As used herein, the term "Effective Date" shall mean the date on which the condition precedent referred to in the preceding sentence shall have been satisfied.

14.2     TERMINATION.

14.2.1 Either Party hereto shall have the right, in its discretion, to terminate this Agreement immediately by written notice, said notice period not to exceed two (2) months, to the other Party in the event that:

14.2.1.1 the other Party, by voluntary or involuntary action and other than for the purpose of a bona fide reorganization, goes into liquidation or receivership or dissolves or files a petition for bankruptcy or for suspension of payments or is adjudicated bankrupt, becomes insolvent or assigns or makes any composition of its assets for the benefit of creditors, (and such action is not dismissed within 120 days); or

14.2.1.2 either Party breaches or fails to observe or perform any material term or condition of this Agreement, and such breach or default is not cured or appropriate action commenced to remedy such breach within sixty (60) days after written notice thereof is given to the Party at fault; however, two (2) weeks before the end of such sixty
         (60) day period, the Parties shall consult with each other for a period of two (2) weeks after such sixty (60) day period order to resolve the problem before termination is effective; provided, however, that in the case of failure to pay, the time period shall be a twenty (20) day period instead of a sixty (60) day period; or

14.2.1.3 either Party fails to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement in any significant country, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days or Commercially Reasonable Efforts are not being made to effect such reinstatement; or

14.2.1.4 either Party ceases to do business, or otherwise terminates its business operations.

14.2.2 If after any amendments or changes to the Product Specifications (other than amendments or changes agreed to in writing by LTS CORP), LTS CORP notifies CYGNUS that LTS CORP is unable to comply with such amendments or changes to the Product Specifications, then CYGNUS shall have the right, at its sole discretion and as its exclusive remedy hereunder, to terminate this Agreement within two (2) weeks of receipt of such notice.

14.2.3 In the event that, notwithstanding its Commercially Reasonable Efforts, LTS CORP is unable to obtain or maintain product liability insurance as described in Section 11.1, CYGNUS shall have the right, at its sole discretion and as its exclusive remedy hereunder, to terminate this Agreement within two (2) weeks of receipt of such notice.

14.3     CONTINUING OBLIGATIONS.

14.3.1 Notwithstanding the termination of this Agreement for any reason, CYGNUS shall continue to be liable for the payment of purchase price for quantities of the Product previously ordered by CYGNUS and delivered by LTS CORP prior to the effective date of termination.

14.3.2 Upon termination of this Agreement, the obligations of the Parties pursuant to firm orders for purchase and delivery of Products at the time of such termination shall remain in effect, except that LTS CORP will not be obligated with respect to delivery dates more than two months after termination.

14.3.3 CYGNUS and its Affiliates shall be permitted to sell off their inventory of Product following termination of this Agreement.

 XV.     MISCELLANEOUS

15.1     INFORMATION ABOUT FIRST COMMERCIAL LAUNCH.

CYGNUS shall promptly inform LTS CORP in writing as to the date and circumstances of each first commercial launch of the Product in each country.

15.2     ASSIGNMENTS.

15.2.1 This Agreement shall not be assignable by either Party hereto, in whole or in part, in fact or by operation of law, without the prior written consent of the other, except that either Party may assign this Agreement to any of its present Affiliates, as well as to a person or entity who acquires all or substantially all of the assets or business of the business unit to which this Agreement relates, whether by sale, merger or otherwise.

15.2.2 Any successor corporate entity of any Party hereto shall be bound to this Agreement in the same manner as the original Party.

15.3     DISPUTE RESOLUTION.

15.3.1 Any controversy or claim arising out of or relating to either Party's performance under this Agreement, the Parties' inability to agree on any provision to be agreed upon, or the interpretation or effectiveness of this Agreement shall, upon the written request of either Party, be referred to the Chief Executive Officer of LTS CORP and the Chief Executive Officer of CYGNUS for resolution, who shall promptly meet, in person or by telephone, and in good faith attempt to resolve the controversy, claims or issues referred to them.

15.3.2 If no resolution has been achieved within thirty (30) days of such request, either Party shall be free to commence proceedings to resolve the dispute.

15.4     GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to the laws that might otherwise govern under applicable principles of conflicts of laws, for events, activities and claims.

15.5     NO JURY TRIAL.

In the event that any dispute or claim of any sort arising out of this Agreement or any subsequent Agreement concerning the Product should be commenced by either Party, each of the Parties hereby irrevocably waives any right that such Party may have to demand or request a trial by jury.

15.6     FORCE MAJEURE.

15.6.1 Neither Party shall be responsible or liable to the other Party for, nor shall this Agreement be terminated as a result of, any failure to perform any of its obligations hereunder, if such failure results from circumstances beyond the control of such Party, including, without limitation, requisition by any government authority, the effect of any statute, ordinance or governmental order or regulation, wars, strikes, lockouts, riots, epidemic, disease, an act of God, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or lack of supplies, or any other circumstances, whether or not similar to the above causes and whether or not foreseeable.

15.6.2 The Parties shall use their Commercially Reasonable Efforts to avoid or remove any such cause and shall resume performance under this Agreement as soon as feasible whenever such cause is removed; provided, however, that the foregoing shall not be construed to require either Party to settle any dispute with any third party, to commence, continue or settle any litigation, or to incur any unusual or extraordinary expense.

15.7     WAIVER.

No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.8     NO OTHER RELATIONSHIP.

15.8.1 LTS CORP agrees to carry out this Agreement as an independent contractor and not as an employee, servant, agent or joint venturer of CYGNUS. LTS CORP shall use its own employees, which are in no sense to be deemed employees of CYGNUS. LTS CORP shall be solely responsible for the payment of employee wages, national insurance and pension contributions for its employees. LTS CORP acknowledges that neither it nor its employees shall be entitled to any benefits of any kind that CYGNUS may provide to its employees.

15.8.2 Neither Party shall have authority to bind or otherwise render the other Party hereto pecuniarily liable in any way, whether by agreement, contract, representation or order, written or oral, or by instrument or action of any kind, unless previously authorized in writing.

15.9     NOTICES.

15.9.1 All payments, notices, approvals, reports, statements, or other communications required or permitted to be given by one Party to the other (collectively, "Communications") shall be in writing and (at the of the Party delivering such Communication):

(i)      Personally delivered; or

(ii) Transmitted by postage prepaid certified airmail, return receipt requested; or

(iii) Transmitted by facsimile to the Party to which such communication is being given at the address or facsimile number set forth below:

If to CYGNUS:

CYGNUS, Inc.
400 Penobscot Drive
Redwood City,
California 94063, USA
Attn: Chief Executive Officer
Telephone:  (650) 369-4300
Facsimile:  (650) 369-5318

If to LTS CORP:

LTS LOHMANN Therapy Systems Corp.
21 Henderson Drive
West Caldwell,
New Jersey 07006, USA
Attn:  Chief Executive Officer
Telephone:  (973) 244-2026
Facsimile:  (973) 575-5174

15.9.2 Except as otherwise specified, all communications shall be deemed to have been duly given on

(i)      The date of receipt if delivered personally; or

(ii)     Five (5) days after posting if transmitted by mail; or

(iii) The date of transmission if transmitted by facsimile, whichever shall first occur.

15.9.3 Either Party hereto may at any time give notice to the other Party of a change of name, address or facsimile number to which communications shall be mailed in accordance with the foregoing.

15.10    ENTIRE UNDERSTANDING.

This Agreement, together with that certain Side Letter between the Parties, entered into as of the date hereof, embodies the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, including but not limited to the LOI. To the extent there is any conflict between the terms of this Agreement and those of the existing Confidential Disclosure Agreement between CYGNUS, LTS CORP, and LTS AG, this Manufacturing and Supply Agreement shall govern.

15.11    INVALIDITY.

If any provision of this Agreement or the application thereof is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement which can be given effect without the invalid and unenforceable provision or application, and to this end, the provisions of this Agreement shall be severable.

15.12    AMENDMENTS.

No amendment, alteration or other modification of this Agreement shall be valid and binding upon the Parties unless made in writing, specifically refers to this Agreement and is duly executed by the Parties hereto.

15.13    DISCLOSURE.

Any disclosure of the terms of this Agreement, except as required by applicable laws, rules or regulations, is subject to the other Party's written consent. Any press announcement shall be permitted only with the prior written consent of both Parties.

15.14    COUNTERPARTS, HEADINGS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed and executed by its duly authorized officers.

CYGNUS, Inc.

By:      /s/ Barbara G. McClung
   -----------------------------------------------
Name:  Barbara G. McClung
Title:   Senior Vice President and General Counsel


LTS LOHMANN Therapy Systems Corp.

By:      /s/ Patrick A. Walters
   -----------------------------------------------
Name:    PATRICK A. WALTERS
Title:   CEO


ACKNOWLEDGED AND ACCEPTED:
LTS LOHMANN Therapie-Systeme AG

By:      /s/ Dr. H.R. Hoffmann      F Becher
   -----------------------------------------------
Name:    Dr. H.R. Hoffmann          Becher
   -----------------------------------------------
Title:   Member of the Executive General Counsel
   -----------------------------------------------
         Board

     EXHIBIT 1: ACTIVE INGREDIENT SPECIFICATIONS AND PRODUCT SPECIFICATIONS

                                    EXHIBIT 1

                       [CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT 2: COSTS FOR ADDITIONAL EQUIPMENT
(Appendix 4 from LOI)

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT 3: REMUNERATION FOR SCALE-UP AND MANUFACTURING

(Appendix 2 from LOI)

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT 4: PRODUCTION SCALE UP/ DEVELOPMENT PLAN

(UPDATED Appendix 2 from LOI)

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT 5: PRICES

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT 6: LTS CORP'S CAPACITY

                                    EXHIBIT 6

                       [CONFIDENTIAL TREATMENT REQUESTED]

AMENDMENT to the

MANUFACTURING AND SUPPLY AGREEMENT dated September 30, 1999

between

LTS Lohmann Therapy Systems Corp., having its principle place of business at 21 Henderson Drive, West Caldwell, New Jersey 07006, USA ("LTS CORP")

and

Cygnus, Inc., a Delaware corporation, having its principle place of business at 400 Penobscot Drive, Redwood City, California 94063, USA ("CYGNUS")

LTS CORP, LTS LOHMANN Therapie-Systeme AG and CYGNUS hereby agree that the provision 14.1.3 of the Manufacturing & Supply Agreement concerning the approval of the Aufsichtsrat is hereby cancelled. The parties hereby agree that the Manufacturing and Supply Agreement is valid and in full force from September 30, 1999.

CYGNUS, Inc.

By:  /s/ Barbara G. McClung
   -----------------------------------------------
Name:  Barbara G. McClung
Title:  Sr. VP & General Counsel


LTS LOHMANN Therapy Systems Corp.

By:  /s/ Patrick A. Walters
   -----------------------------------------------
Name:  Patrick A. Walters
Title:   CEO


Acknowledged and Approved:

LTS LOHMANN Therapie-Systeme AG

By:  /s/ Wessling           /s/ Becher
   -----------------------------------------------
Name:  Dr. Wessling            Becher
Title: Head of Corporate       General Counsel
       Development

                      "CONFIDENTIAL TREATMENT REQUESTED"

SIDE LETTER to the

MANUFACTURING AND SUPPLY AGREEMENT

between

CYGNUS, INC. and LTS LOHMANN THERAPY SYSTEMS CORP.


This Side Letter, dated September 30, 1999 (hereinafter the "Side Letter"), to the Manufacturing and Supply Agreement, dated September 30, 1999 (hereinafter the "Agreement") between Cygnus, Inc., a Delaware corporation, having its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 USA ("CYGNUS"), and LTS LOHMANN THERAPY SYSTEMS CORP., a Delaware corporation, having its principal place of business at 21 Henderson Drive, West Caldwell, New Jersey 07006 USA ("LTS CORP").

WITNESSETH

WHEREAS, LTS CORP and CYGNUS (the "Parties") have entered into the Agreement;

WHEREAS, in order to satisfy CYGNUS' projected demand for Product, LTS CORP will be required to cover substantial internal cost and expenses, including financing, by making significant additional investment (e.g., coating, die cutting, packaging and cartoning equipment) and installation expenditures in order to establish additional manufacturing capacity, estimated to represent a risk of US$ 27,600,000 (hereinafter the "Risk"); and

WHEREAS, the Parties mutually desire to clarify their respective liability with respect to the assumptions of Risk connected to such investment in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, LTS CORP and CYGNUS agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Agreement.

2.   LTS CORP shall make the investment with its own funds.

3. CYGNUS shall assume and be liable for one-third (1/3) of the Risk and LTS CORP shall retain and be liable for two-thirds (2/3) of the Risk until bioequivalency (BE) of the LTS-Product and the CYGNUS-product has been established according to this Side Letter.

4. The parties shall mutually decide if the BE studies have, or have not, proven bioequivalency of the CYGNUS-product and the LTS-Product. If such unanimous decision cannot be reached, CYGNUS shall make the final decision not later than [CONFIDENTIAL TREATMENT REQUESTED]. In the event that no BE of the LTS-Product and the CYGNUS-product has been established by [CONFIDENTIAL TREATMENT REQUESTED], the payments ("the Pre-BE Date Payments") as set forth below in this paragraph 4 shall be made.

     CYGNUS shall be deemed to have assumed its liability [CONFIDENTIAL TREATMENT REQUESTED] share of the Risk and shall make the following Pre-BE Date Payments to LTS CORP:

     (a) CYGNUS shall make the Pre-BE Date Payments to LTS CORP on the following dates and in the following amounts:

          (i)   [CONFIDENTIAL TREATMENT REQUESTED];

          (ii)  [CONFIDENTIAL TREATMENT REQUESTED];

          (iii) [CONFIDENTIAL TREATMENT REQUESTED];

          (iv)  [CONFIDENTIAL TREATMENT REQUESTED]; and

          (v)   [CONFIDENTIAL TREATMENT REQUESTED].

     (b) In the event that any Pre-BE Date Payments are made according to the above schedule, then for each year that such a Pre-BE Date Payment is made, the corresponding reverse year Post-BE Date Payment and Minimum Volumes under Paragraph 5(a) and 5(b) below shall be negated (e.g., if a Pre-BE Date Payment is made for (i) above, then the obligations of Paragraph 5(a)(v) and 5(b)(v) shall be removed).

5. In the event that BE of the LTS-Product and the CYGNUS-product has been established, CYGNUS shall be deemed to have assumed liability for US$ 13,800,000 (or one half of the Risk amount), and CYGNUS shall make payments (the "Post-BE Date

     Payments") to LTS CORP in accordance with paragraph 5(a), if not reduced, in whole or in part, in accordance with paragraphs 4(b), 5(b) and 5(c) below:

     (a) CYGNUS shall make the Post-BE Date Payments to LTS CORP on the following dates and in the following amounts:

          (i)   [CONFIDENTIAL TREATMENT REQUESTED];

          (ii)  [CONFIDENTIAL TREATMENT REQUESTED];

          (iii) [CONFIDENTIAL TREATMENT REQUESTED];

          (iv)  [CONFIDENTIAL TREATMENT REQUESTED]; and

          (v)  [CONFIDENTIAL TREATMENT REQUESTED].

     (b) For the period commencing on the date of the first commercial launch of the Product at the LTS CORP Facility (the "Launch Date") and ending on [CONFIDENTIAL TREATMENT REQUESTED] and for each 12-month period thereafter ending on [CONFIDENTIAL TREATMENT REQUESTED] (each such period, a "Volume Year"), if the number of units of Product actually purchased and paid for in full by CYGNUS from LTS CORP pursuant to the terms and conditions of the Agreement (the "Paid-For-Units") [CONFIDENTIAL TREATMENT REQUESTED], then CYGNUS owe no monies under paragraph 5(a) above with respect to the corresponding date of the Post-BE Date Payment:

          (i) From the Launch Date to the end of the first Volume Year [CONFIDENTIAL TREATMENT REQUESTED] units;

          (ii) From the end of the first Volume Year to the end of the second Volume Year [CONFIDENTIAL TREATMENT REQUESTED] units (minus any Paid-For-Units in excess of the Minimum Volume for the first Volume Year);

         (iii) From the end of the second Volume Year to the end of the third Volume Year [CONFIDENTIAL TREATMENT REQUESTED] units (minus any Paid-For-Units in excess of the Minimum Volume for the second Volume Year);

          (iv) From the end of the third Volume Year to the end of the fourth Volume Year [CONFIDENTIAL TREATMENT REQUESTED] units (minus any Paid-For-Units in excess of the Minimum Volume for the third Volume Year); and

          (v) From the end of the fourth Volume Year to the end of the fifth Volume Year [CONFIDENTIAL TREATMENT REQUESTED] units (minus any Paid-For-Units in excess of the Minimum Volume for the fourth Volume Year).

     (c) If, at the end of any Volume Year, the number of Paid-For-Units during such Volume Year is less than the Minimum Volume of units, then the full amount of the Post-BE Date Payments due and payable pursuant to paragraph 5(a) with respect to such Volume Year, shall be determined according to the following formula:

         Payment due = [CONFIDENTIAL TREATMENT REQUESTED]

6. With respect to the Post-BE Date Payments due for the first and second Volume Years only, CYGNUS shall have the right, upon two weeks prior written notice thereof to LTS CORP, to reduce Post-BE Date Payment due and payable on such dates and accordingly to avoid or reduce cash payments (the "Postponed Payment") in accordance with this paragraph 6, provided that:

     (a) CYGNUS shall be deemed, by such written notice, to have increased its binding forecast (and such written notice shall be deemed for all purposes to be a binding purchase order under the Agreement to purchase such additional number of units of Product) for the subsequent Volume Year by an amount of units of Product (the "Postponed Units") determined by the following formula:

              Postponed Units = [CONFIDENTIAL TREATMENT REQUESTED];

     (b) In Volume Year 1, the amount of the Postponed Payment can equal up to [CONFIDENTIAL TREATMENT REQUESTED] of the Post-BE Date Payment due for such Volume Year; and

     (c) In Volume Year 2, the amount of the Postponed Payment can equal only up to [CONFIDENTIAL TREATMENT REQUESTED] of the Post-BE Date Payment for such Volume Year, and the remaining [CONFIDENTIAL TREATMENT REQUESTED] of such Post-BE Date Payment shall be paid in cash on [CONFIDENTIAL TREATMENT REQUESTED] in accordance with paragraph 5(a). Such binding forecast and the number of Minimum Volume units for the next succeeding Volume Year shall be deemed to be increased by the number of Year 1 Postponed Units or Year 2 Postponed Units, as applicable.

7. In the event that the Postponed Units are not actually paid for in accordance with the Agreement prior to the end of the first Volume Year or the second Volume Year, as applicable, then the full amount of the Postponed Payment for the applicable Volume Year, reduced by a percentage equal to the Paid-For Units under the binding firm purchase order with respect to the aggregate number of such Postponed Units, shall become due and payable on [CONFIDENTIAL TREATMENT REQUESTED] (for Year 1 Postponed Units) and [CONFIDENTIAL TREATMENT REQUESTED] (for Year 2 Postponed Units).

8. In the event that CYGNUS has made firm purchase orders under the Agreement and LTS CORP is unable to deliver the Product in accordance with such firm purchase orders due to factors that are under the reasonable control of LTS CORP or LTS CORP is otherwise justified under the Agreement in not delivering the Product in accordance with such firm purchase orders, then CYGNUS shall not be liable to pay to LTS CORP any Post-BE Date Payment attributable to such number of units for so long as such units have not been delivered.

9. After the date on which the BE has been established, the liability of CYGNUS with respect to payments under paragraph 4 shall cease and shall be deemed to be replaced by the liabilities of CYGNUS under paragraph 5.

10. In the event that the Agreement is terminated other than by CYGNUS pursuant to Section 14.2 of the Agreement, then CYGNUS shall pay LTS CORP in cash within thirty (30) days of such termination either [CONFIDENTIAL TREATMENT REQUESTED], depending upon whether the Product is pre-BE or post-BE, respectively. The Post-BE Date Payments will be reduced on a pro rata basis by the [CONFIDENTIAL TREATMENT REQUESTED]. In the event that such aggregate number of Paid-For-Units prior to such termination shall exceed [CONFIDENTIAL TREATMENT REQUESTED], then CYGNUS shall owe no monies to LTS CORP.

11. In the event, at any time during the five (5) years from the Launch Date, but not later than [CONFIDENTIAL TREATMENT REQUESTED], the number of Paid-For-Units exceeds a [CONFIDENTIAL TREATMENT REQUESTED], then LTS CORP shall either (a) refund any monies paid by CYGNUS under paragraphs 4 and 5 above, or (b) provide CYGNUS with a credit against the purchase of Product supplied CYGNUS under the Agreement for the amounts paid under paragraphs 4 and 5 above.

12. In no event shall the Supply Price of the Product be adjusted due to the Risk assumptions according to this Agreement.

13. Until [CONFIDENTIAL TREATMENT REQUESTED], LTS CORP shall provide evidence of the Risk, including all costs and expenses connected with providing additional capacity, calculated according to GAAP rules, by a certificate of its internationally acknowledged certified public accountant (CPA). CYGNUS shall be entitled to have such calculation audited by another CPA, provided that any and all information reviewed or discovered by the CPA retained by CYGNUS shall be subject to confidentiality obligations on the part of such CPA, including the obligation of non-disclosure to CYGNUS (except for the information as to whether the calculation made by LTS CORP were correct).
14. In the event the amount of the Risk as determined under paragraph 12 has proven to be less than an aggregate US$ [CONFIDENTIAL TREATMENT REQUESTED], then any payments of CYGNUS shall be reduced on a pro rata basis and accordingly refunded or credited against the purchase of Product. Such refunds or credits shall be payable and due on [CONFIDENTIAL TREATMENT REQUESTED]. In no event, however, shall CYGNUS be required to make any payments in excess of US$ [CONFIDENTIAL TREATMENT REQUESTED], or US$ [CONFIDENTIAL TREATMENT REQUESTED], whichever total amount is applicable under this Side Letter.

15. This Side Letter shall have the same Effective Date as that of the Manufacturing and Supply Agreement.

16. Any successor corporate entity of any Party hereto shall be bound to this Side Letter and to the Agreement in the same manner as the original Party.

This Side Letter shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to the laws that might otherwise govern under applicable principles of conflicts of laws, for events, activities and claims. No amendment alteration or other modification of this Side Letter shall be valid and binding unless made in writing, specifically refers to this letter and is duly executed by the parties. In the event of any controversy, claim or dispute of any sort arising under this Side Letter, Section 15.3 and
15.5 of the Agreement shall apply accordingly. To the extent necessary, this Side Letter shall be deemed to be an amendment to the Agreement pursuant to
Section 15.12 thereof, and in the event of any conflict between the terms of this Side Letter and the terms of the Agreement, the terms of this Side Letter shall govern.


IN WITNESS WHEREOF, the parties have executed this Side Letter to the Manufacturing and Supply Agreement.


LTS LOHMANN THERAPY SYSTEMS CORP.:

By:      /s/ Patrick A. Walters
         -----------------------------------------
Name:    Patrick A. Walters
         -----------------------------------------
Title:   CEO
         -----------------------------------------
Dated:   Sept. 30, 1999
         -----------------------------------------

CYGNUS, INC.:

By:      /s/ Barbara G. McClung
         -----------------------------------------
Name:    Barbara G. McClung
         -----------------------------------------
Title:   Sr. Vice President and General Counsel
         -----------------------------------------
Dated:   Sept. 30, 1999
         -----------------------------------------